EXHIBIT 99.1
INDEMNIFICATION AGREEMENT
This Agreement is made effective as of                                         , by and between Schweitzer-Mauduit International, Inc., a Delaware corporation (the “Company”), and                                          (“Indemnitee”).
W I T N E S S E T H :
WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;
WHEREAS, Indemnitee is a [director][officer]of the Company;
WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims routinely being asserted against directors and officers of public companies in today’s environment, and the attendant cost of defending even wholly frivolous claims;
WHEREAS, the By-Laws of the Company provide certain indemnification rights to the directors and officers of the Company, and its directors and officers have been otherwise assured indemnification, as provided by Delaware law;
WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Company in an effective manner and Indemnitee’s reliance on past assurances of indemnification, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent provided by law and as set forth in this Agreement, and, to the extent insurance is available, for continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies;
NOW, THEREFORE, in consideration of the promises, conditions, representations and warranties set forth herein, the Company and Indemnitee hereby agree as follows:
SECTION 1. Definitions
The following terms, as used herein, shall have the following respective meanings:
A “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), including a “group” (as defined in Section 13(d)(3) of the Act), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing 15% or more of the number of votes that may be cast for the election of directors of the Company or (ii) as a result of any actual or threatened cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

“Claim” means any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether conducted by or on behalf of the Company or any other person, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.
“Covered Act” means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by Indemnitee or any of the foregoing alleged by any claimant or any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or ERISA or other fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or ERISA or other fiduciary of another corporation, or of a partnership, joint venture, trust or other entity.
“Determination” means a determination, based on the facts known at the time, by:
(1) A majority vote of the directors who are not party to the Claim (“Disinterested Directors”), even though less than a quorum;
(2) Special, independent legal counsel in a written opinion prepared at the request of a majority of the directors or pursuant to Section 6(b);
(3) A majority vote of those stockholders of the Company voting with respect to the matter;
(4) A final adjudication by a Delaware court of competent jurisdiction as to which all rights to appeal have been exhausted; or
(5) A final decision by one or more arbitrators in an arbitration proceeding initiated by the Indemnitee pursuant to the Commercial Arbitration Rules of the American Arbitration Association.
A Determination pursuant to clause (1), (2) or (3) shall not be deemed to have been made if Indemnitee shall have initiated litigation or arbitration seeking a Determination pursuant to clause (4) or (5). A Determination pursuant to clause (4) or (5) shall supersede any Determination pursuant to clause (1), (2) or (3).

“Determine” shall have a correlative meaning.
“Excluded Claim” means any Claim:
(i) Resulting from Indemnitee’s failure to act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, as to which Indemnitee had reasonable cause to believe his conduct was unlawful;
(ii) For an accounting of profits in fact made from the purchase or sale by Indemnitee of securities of the Company within the meaning of Section 16 of the Act or similar provisions of any state law;
(iii) Arising from a final adjudication by a court of competent jurisdiction in an action brought by or in the right of the Company that Indemnitee is liable to the Company; or
(iv) For which indemnification is prohibited by applicable law.
A Claim shall not be an Excluded Claim unless there has been a Determination that it is an Excluded Claim.
“Expenses” means any expense incurred by Indemnitee as a result of a Claim or Claims made against Indemnitee for Covered Acts including, without limitation, attorneys’ fees and disbursements, compensation of arbitrators, any and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing to defend, be a witness in, or participate in any Claim relating to any Covered Act, interest, assessments and any other charges paid or payable in connection with or in respect of such expenses, and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.
“Fines” means any fine, penalty or, with respect to an employee benefit plan, any excise tax or penalty assessed with respect thereto.
“Losses” means any amounts that Indemnitee is legally obligated to pay as a result of a Claim or Claims made against him for Covered Acts including, without limitation, damages, Fines, judgments, interest and costs, and sums paid in settlement of a Claim or Claims.
SECTION 2. Directors’ and Officers’ Liability Insurance
(a) So long as Indemnitee shall continue to serve as a [director][officer]of the Company and thereafter so long as Indemnitee shall be subject to any Claim for any Covered Act, the Company, subject to Section 2(d), shall obtain and maintain in full force and effect directors’ and officers’ liability insurance at least as favorable to Indemnitee as that in effect on the date hereof.

(b) The Company shall indemnify Indemnitee and hold Indemnitee harmless from any and all Expenses incurred by Indemnitee in enforcing Indemnitee’s rights or claimed rights under any directors’ and officers’ liability insurance unless, if no Change in Control has occurred, Indemnitee is wholly unsuccessful in enforcing such rights or, if a Change in Control has occurred, there has been a final judicial determination that Indemnitee’s claim of such rights was frivolous.
(c) In each policy of directors’ and officers’ liability insurance maintained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee insurance at least as favorable to Indemnitee as that provided to the director or officer most favorably insured by such policy.
(d) If the Board of Directors of the Company determines in good faith that (i) directors’ and officers’ liability insurance is not reasonably available, (ii) the coverage provided by such insurance is so limited by exclusions as to provide a grossly insufficient benefit, or (iii) the premium costs for such insurance are grossly disproportionate to the amount of coverage provided, then, in the case of clauses (i) and (ii) above, the Company shall have no obligation to maintain directors’ and officers’ liability insurance, and in the case of clause (iii) above, the Company may reduce coverage to what a premium equal to 115% of the premium payable with respect to the insurance in effect on the date hereof would purchase.
SECTION 3. Indemnification
The Company shall indemnify Indemnitee and hold Indemnitee harmless from any and all Losses, Expenses and Fines to the fullest extent permitted or not prohibited by the General Corporation Law of the State of Delaware (the “GCL”). Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of a Claim relating in whole or in part to a Covered Act or in defense of any issue or matter therein (including dismissal without prejudice), Indemnitee shall be indemnified against all Expenses incurred in connection with such Claim, issue or matter and such success shall constitute a final Determination with respect thereto.
SECTION 4. Partial Indemnity
If there has been a Determination that a portion of a Claim is an Excluded Claim, the Company shall indemnify Indemnitee for all Losses, Expenses and Fines except for those specified in such Determination as allocable to such Excluded Claim.

SECTION 5. Determination Procedure
(a) Upon request by Indemnitee, in connection with any matter for which indemnification may be sought hereunder, the Company agrees to promptly make, or cause to be made, a Determination whether such matter constitutes an Excluded Claim. In this connection, the Company agrees:
(i) if the Determination is to be made by a majority of Disinterested Directors of the Company, even though less than a quorum, such Determination shall be made not later than fifteen (15) days after a written request for a Determination (a “Request”) is delivered to the Company by Indemnitee;
(ii) if the Determination is to be made by special, independent legal counsel, such Determination shall be made not later than fifteen (15) days after a Request is delivered to the Company by Indemnitee, provided that, if such counsel is to be selected by Indemnitee pursuant to Section 6(b), counsel selected by Indemnitee has been identified in such request; and
(iii) if the Determination is to be made by the stockholders of the Company, such Determination shall be made not later than ninety (90) days after a Request is delivered to the Company by Indemnitee.
(b) If a Determination is made by any method set forth in subsection 5(a)(i), (ii) or (iii) approving indemnification of Indemnitee, such Determination shall be binding on the Company and no further Determination, appeal, arbitration or other proceeding as to the Claim in question shall be made or sought by the Company. The failure to make a Determination within the above-specified time periods shall constitute a Determination approving full indemnification of Indemnitee. Except as provided in Section 12(b), all costs of making any Determination, including attorneys’ fees and disbursements incurred by Indemnitee, fees and disbursements of special, independent legal counsel and all costs of any arbitration, shall be borne solely by the Company.
(c) If there has been a Determination, other than by a court or arbitration, that the Company is not obligated to indemnify Indemnitee as a result of an Excluded Claim, Indemnitee shall have the right to commence litigation in the Delaware Court of Chancery or to initiate arbitration proceedings under the Commercial Arbitration Rules of the American Arbitration Association challenging any such Determination.
(d) Indemnitee shall reimburse the Company within thirty (30) days for all amounts theretofore paid to Indemnitee with respect to an Excluded Claim if there has been a Determination that Indemnitee is not entitled to indemnification made with respect thereto, provided that if Indemnitee has commenced litigation or arbitration pursuant to Section 5(c) hereof, Indemnitee shall have no such reimbursement obligation until there has been a Determination to that effect pursuant to such litigation or arbitration.

SECTION 6. Excluded Coverage
(a) Unless a court of competent jurisdiction Determines that such indemnification is permitted or not prohibited by the GCL, the Company shall have no obligation to indemnify Indemnitee for and hold Indemnitee harmless from any Loss, Expense or Fine which has been Determined to constitute an Excluded Claim.
(b) After a Change in Control, a Determination with respect to an Excluded Claim shall be made (except as provided in Section 5(c)) only by special, independent legal counsel selected by Indemnitee and reasonably satisfactory to the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services in the past five years for the Company or Indemnitee. Such special, independent legal counsel shall render its written opinion to the Company and Indemnitee as to its Determination. The Company agrees to fully indemnify such special, legal counsel against any and all expenses (including attorney’s fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
(c) The Company shall have no obligation to indemnify Indemnitee and hold Indemnitee harmless for any Loss, Expense or Fine to the extent that Indemnitee is actually, totally and finally reimbursed for such Loss, Expense or Fine by the Company pursuant to the Company’s Certificate of Incorporation or By-Laws or otherwise.
(d) The Company shall have no obligation to indemnify Indemnitee and hold Indemnitee harmless for the amount of any Loss, Expense or Fine to the extent that Indemnitee has received payment of such amount under a valid and collectible insurance policy maintained by the Company.
SECTION 7. Indemnification Procedures
(a) Promptly after receipt by Indemnitee of written notice of any Claim, Indemnitee shall, if indemnification with respect thereto is being sought from the Company under this Agreement, notify the Company of the commencement thereof, provided that failure to so notify the Company shall not relieve the Company from any liability that it may have to Indemnitee under this Agreement unless such failure materially and adversely affects the Company.
(b) If, at the time of the receipt of such notice, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt and proper notice of the commencement of such Claim to the insurer. The Company shall thereafter take all necessary or desirable action to pay or to cause such insurer to pay, on behalf of Indemnitee, all Losses, Expenses and Fines payable as a result of such Claim in accordance with the terms of such insurance.
(c) Subject to Section 8(d) hereof, all payments on account of the Company’s indemnification obligations under this Agreement shall be made promptly, but in any event within thirty (30) days of Indemnitee’s written request therefor. If indemnification under this Agreement is not paid by the Company, or on its behalf, within forty-five (45) days after a written request therefor has been received by the Company, Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of such indemnification.

SECTION 8. Expense Advances
(a) The Company shall be obligated to pay Indemnitee’s Expenses relating to any Claim in advance of the final disposition thereof.
(b) Indemnitee hereby undertakes to repay (without interest) any Expenses advanced to or on behalf of Indemnitee pursuant to Section 8(a) hereof within thirty (30) days of a Determination that Indemnitee is not entitled to be indemnified by the Company with respect to such amounts advanced, provided that if Indemnitee has commenced litigation or arbitration pursuant to Section 5(c) hereof, Indemnitee shall have no such reimbursement obligation until there has been a Determination to that effect pursuant to such litigation or arbitration.
(c) All payments on account of the Company’s obligations to advance Expenses under Section 8(a) hereof prior to the final disposition of any Claim shall be made within ten (10) days of Indemnitee’s written request therefor.
(d) If an advance of Expenses is not paid by the Company, or on its behalf, within fifteen (15) days after a written request therefor has been received by the Company, Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of such advance.
SECTION 9. Presumptions and Effect of Certain Proceedings
Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary Determination. The termination of any Claim by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent, shall not affect this presumption.

SECTION 10. Settlements
Unless a Change of Control has occurred, the Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Claim effected without the Company’s prior written consent. The Company shall not settle any claim in any manner which would impose any Fine or any obligation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement.
SECTION 11. Rights Not Exclusive
(a) This Agreement is being entered into pursuant to Section 145(f) of the GCL and as such is intended to be supplemental to any other rights to indemnification available to Indemnitee and is not intended to be restricted by the provisions of clauses (a) and (b) of such Section 145. The rights provided hereunder shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under such Section 145, any provision of the Company’s certificate of incorporation or any bylaw, agreement, vote of stockholders or of Disinterested Directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity by holding such office, and shall continue after Indemnitee ceases to serve the Company as a [director][officer].
(b) In the event that after the date hereof the Company provides any greater right of indemnification, in any respect, to any other person serving as a director or officer of the Company, or changes in applicable law permit any greater right of indemnification than permitted as of the date hereof or provided herein, then such greater right of indemnification shall inure to the benefit of Indemnitee and shall be deemed to be incorporated in this Agreement.
SECTION 12. Enforcement
(a) Indemnitee’s right to indemnification shall be enforceable in the courts of the State of Delaware directly or by enforcement of an arbitration award, notwithstanding any adverse prior Determination.
(b) In the event that any action or arbitration is instituted by Indemnitee to enforce its rights or claimed rights under this Agreement, or to interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses with respect to such action or arbitration unless, if no Change in Control has occurred, Indemnitee has been wholly unsuccessful in enforcing such rights or, if a Change in Control has occurred, there has been a final judicial determination that Indemnitee’s claim of such rights was frivolous.
SECTION 13. Miscellaneous
(a) Severability. In the event that any provision of this Agreement is determined by a court to require the Company to do or to fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with its terms.

(b) Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
(c) Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding that arises out of or relates to this Agreement and agree that any action instituted under or relating to this Agreement shall be brought only in such courts.
(d) Successors and Assigns. This Agreement shall be (i) binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law) and (ii) binding on and inure to the benefit of the heirs, personal representatives, and estate of Indemnitee.
(e) Amendment. No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in a writing signed by each of the parties hereto.
(f) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all instruments required and shall do everything that may be necessary to secure such rights, including the execution of such documents as may be necessary to enable the Company effectively to bring suit to enforce such rights.
(g) Counterparts. This Indemnification Agreement may be executed in multiple counterparts.
IN WITNESS WHEREOF, the Company and Indemnitee have executed this Agreement as of the day and year first above written.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:

INDEMNITEE

By: